EXHIBIT 99.1

OHA Investment Corporation Announces First Quarter 2016 Results and Extension of Existing Investment Facility

NEW YORK, May 10, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended March 31, 2016 and the extension of its existing investment facility (the "Investment Facility"). Management will discuss the Company's results summarized below on a conference call on Thursday, May 12, 2016, at 10:00 a.m. Eastern Time.

Summary results for the quarter ended March 31, 2016:
Total investment income:  $5.2 million, or $0.26 per share
Net investment income:  $1.8 million, or $0.09 per share
Net realized and unrealized losses:  $13.5 million, or $0.67 per share
Net asset value:  $97.9 million, or $4.85 per share
New portfolio investments during the quarter:  $1.6 million(1)
Fair value of portfolio investments:  $163.8 million

Portfolio Activity
The fair value of our investment portfolio was $163.8 million at March 31, 2016, decreasing 6.2% compared to December 31, 2015. During the first quarter of 2016, the Company made a $1.6 million new investment outside the energy industry. The concentration of our investment portfolio in the energy sector decreased to 36% at March 31, 2016, compared to 41% at December 31, 2015 as a result of write-downs of our energy related investments. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.3% and 12.9%, respectively, as of March 31, 2016.

Our only new investment added in the first quarter was a $1.6 million addition to our investment in the second lien term loan to Berlin Packaging, a hybrid packaging supplier of custom and stock packaging and related services for the food, beverage, household and personal care, and healthcare markets. During the quarter, we placed our Shoreline Energy, LLC (“Shoreline”) investment on non-accrual. Shoreline is a second lien term loan in our legacy energy portfolio.

Operating Results
Investment income totaled $5.2 million for the first quarter of 2016, increasing 7.1% compared to $4.8 million in the corresponding quarter of 2015. The increase in investment income during the first quarter of 2016 was primarily as a result of an increase in average portfolio investment balance of $35.2 million, partially offset by lower weighted average investment income yield.

Operating expenses for the first quarter of 2016 were $3.3 million, an increase of $0.7 million, or 25.9%, compared to operating expenses for the first quarter of 2015. The increase in operating expenses related to an increase in interest expense, management and incentive fees, and professional fees, partially offset by a decrease in other general and administrative expenses.  Interest expense increased due to an increase in weighted average debt outstanding on our investment facility of $38.0 million and higher interest rates in the 2016 period compared to 2015. Management fees were higher in the current period primarily as a result of higher total assets subject to base management fee under the Investment Advisory Agreement with OHA and expiration of the 0.25% reduction in the base management fee rate through September 30, 2015.  Professional fees increased during the 2016 period compared to the same period in 2015, primarily due to higher legal and audit fees. Other general and administrative expenses decreased during the 2016 period as compared to the same period in 2015, primarily due to a decrease in employee related expenses.

The resulting net investment income was $1.8 million, or $0.09 per share, for the first quarter of 2016, compared to $2.2 million, or $0.11 per share, for the first quarter of 2015.

We recorded net realized and unrealized losses on investments totaling $13.5 million, or $0.67 per share, during the first quarter of 2016, compared to $4.1 million, or $0.20 per share, during the first quarter of 2015. Losses recorded in the first quarter of 2016 totaled $15.0 million.  Major components of the losses include the Castex Energy 2005 redeemable preferred units, the Shoreline Energy, LLC second lien term loan, the Talos Production senior unsecured notes, and the subordinated notes in Gramercy Park CLO Ltd.

Overall, we experienced a net decrease in net assets resulting from operations of $11.7 million, or $0.58 per share, for the first quarter of 2016. After declaring a quarterly dividend during the period of $0.06 per share, our net asset value decreased 11.7%, from $5.49 per share as of December 31, 2015 to $4.85 per share as of March 31, 2016.

Extension of Investment Facility
On May 9, 2016, we amended our existing Investment Facility to extend its maturity date from May 23, 2016 to July 29, 2016 (the “Extension”). Additionally the Extension reduced the size of the Investment Facility from $72.0 million to $54.0 million, reflecting the outstanding principal balance on May 9, 2016.

The Extension requires that we use cash proceeds from any returns of capital on our portfolio investments (net of commissions and other transaction costs, fees and expenses and taxes) to prepay our debt obligations under the Investment Facility (excluding returns of capital in an amount that we determine to be necessary for us to distribute in order to maintain our status as a regulated investment company under the Internal Revenue Code), and those amounts cannot be re-borrowed under the Investment Facility.  Under the Extension, we are permitted to accrue but are prohibited from paying management or incentive fees (excluding reimbursements to OHA for costs and expenses, or indemnification payments owed to OHA) to OHA under our Investment Advisory Agreement or Administration Agreement.

We are currently in the process of negotiating a new investment facility, which we expect to have in place prior to July 29, 2016. Further information is available in our Form 10-Q for the quarter ended March 31, 2016 which was filed on May 10, 2016.

Webcast / Conference Call at 10:00 a.m. Eastern Time on May 12, 2016
We invite all interested persons to participate in our conference call on Thursday, May 12, 2016, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $28,608 and $28,608, respectively)	$1,000	$1,000
Affiliate investments (cost: $18,784 and $18,647, respectively)	18,995	18,893
Non-affiliate investments (cost: $194,531 and $192,012, respectively)	143,851	154,817
Total portfolio investments (cost: $241,923 and $239,267, respectively)	163,846	174,710
Investments in U.S. Treasury Bills at fair value (cost: $35,000 and $34,997, respectively)	35,000	34,997
Total investments	198,846	209,707
Cash and cash equivalents	2,276	15,554
Accounts receivable and other current assets	10	517
Interest receivable	1,909	2,248
Due from broker	437	—
Deferred loan costs and other prepaid assets	259	451
Total current assets	4,891	18,770
Total assets	$203,737	$228,477

Liabilities
Current liabilities
Due to broker	$—	$5,226
Distributions payable	1,210	2,421
Accounts payable and accrued expenses	1,799	1,962
Management and incentive fees payable	930	1,713
Income taxes payable	92	75
Repurchase agreement	34,300	34,300
Short-term debt	67,500	72,000
Total current liabilities	105,831	117,697
Long-term debt	—	—
Total liabilities	105,831	117,697
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 shares issued and outstanding for both periods	20	20
Paid-in capital in excess of par	241,985	241,985
Undistributed net investment loss	(5,322)	(5,947)
Undistributed net realized capital loss	(63,814)	(63,838)
Net unrealized depreciation on investments	(74,963)	(61,440)
Total net assets	97,906	110,780
Total liabilities and net assets	$203,737	$228,477
Net asset value per share	$4.85	$5.49

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended March 31,
	2016	2015
Investment income:
Interest income:
Interest income	$3,813	$3,777
Dividend income	1,313	988
Royalty income, net of amortization	—	13
Other income	31	38
Total investment income	5,157	4,816
Operating expenses:
Interest expense and bank fees	1,088	663
Management and incentive fees	930	678
Professional fees	720	563
Other general and administrative expenses	567	721
Total operating expenses	3,305	2,625
Income tax provision, net	17	22
Net investment income	1,835	2,169

Net realized capital gain (loss) on investments	24	(21)
Benefit (provision) for taxes	—	—
Total net realized capital gain (loss) on investments	24	(21)

Net unrealized appreciation (depreciation) on investments	(13,523)	(4,033)
Benefit (provision) for taxes	—	—
Total net unrealized appreciation (depreciation) on investments	(13,523)	(4,033)

Net decrease in net assets resulting from operations	$(11,664)	$(1,885)

Net decrease in net assets resulting from operations per common share	$(0.58)	$(0.09)

Distributions declared per common share	$0.06	$0.12
Weighted average shares outstanding - basic and diluted	20,172	20,612

Per Share Data (1)
Net asset value, beginning of period	$5.49	$7.48

Net investment income	0.09	0.11
Net realized and unrealized loss on investments	(0.67)	(0.20)
Net decrease in net assets resulting from operations	(0.58)	(0.09)
Distributions to common stockholders
Distributions from net investment income	(0.06)	(0.12)
Net decrease in net assets from distributions	(0.06)	(0.12)

Net asset value, end of period	$4.85	$7.27

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.7 billion in over 120 direct lending investments over the past 13 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com